Exhibit 99.1

Reykjavik, Iceland, June 18, 2004

deCODE Announces Departure of Hannes Smarason

Reykjavik, ICELAND, June 18, 2004 — deCODE genetics (Nasdaq:DCGN) today announced that Hannes Smarason, Executive Vice President and Senior Business Officer, will be leaving the company to devote himself to his responsibilities as Chairman of the Board of Icelandair. Mr. Smarason will continue to work with deCODE as a consultant.

“Hannes joined deCODE shortly after its formation and in his seven years with the company, he has made a very significant contribution to deCODE’s growth from a leader in human genetics research to an integrated biopharmaceutical company. Hannes was instrumental in building the company’s strong foundation and has been a valued friend and member of the executive management team. All of us at deCODE thank him for his efforts and wish him success in his new endeavors,” said Kari Stefansson, CEO of deCODE. “deCODE is now at a very exciting stage in its development - that of advancing a growing number of compounds into clinical development and on towards the marketplace. As we take our lead programs forward, we expect to bring into the company key people with experience in the regulatory, licensing and marketing aspects of pharmaceuticals to execute on the company’s business strategy.”

“It has been a privilege to work with Kari and the many talented people at deCODE. My time at deCODE has been both exciting and rewarding, and I am very proud to have contributed to building one of the most dynamic companies in biotechnology. deCODE is a remarkable enterprise and I look forward to following its success. I wish to thank everyone at deCODE for sharing with me their enthusiasm for making better medicine,” said Hannes Smarason.

About deCODE genetics

deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services - in pharmaceuticals, gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE’s pharmaceuticals group, based in Chicago, and deCODE’s biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE’s proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.